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                                                                    EXHIBIT 23.2

                             T.E. LOTT & COMPANY
                          A PROFESSIONAL ASSOCIATION
                         CERTIFIED PUBLIC ACCOUNTANTS
                                     TEL


Board of Directors
First Federal Bank for Savings
Starkville, Mississippi


We have issued our reports dated January 24, 1995, accompanying the financial statements and schedules of First Federal Bank for Savings and Subsidiary contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned reports in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption, "Experts."



T.E. Lott & Company
Starkville, Mississippi
May 26, 1995